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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Monday, May 16, 2016

11:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 11:00 a.m. on Monday, May 16, 2016 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1.    To elect seven directors.

2.    To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for 2016.

3.    To cast an advisory vote to approve executive compensation.

4.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 24, 2016 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 16, 2016

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2015 Annual Report to Stockholders are available at http://www.roberthalf.com/14aFilings and http://www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 15, 2016

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is April 15, 2016. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 11:00 a.m. on Monday, May 16, 2016, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 24, 2016 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 24, 2016, the Company had outstanding and entitled to vote 131,633,045 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. The Company has retained the services of Georgeson LLC to solicit the proxies of certain stockholders for the annual meeting. The cost of such services is estimated to be $10,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

There are seven nominees for director. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than seven persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, the age on the date of the Meeting and the year current service as a director began.

Name	Age	Director Since
Andrew S. Berwick, Jr.	82	1981
Harold M. Messmer, Jr.	70	1982
Marc H. Morial	58	2016
Barbara J. Novogradac	55	2009
Robert J. Pace	53	2009
Frederick A. Richman	70	2008
M. Keith Waddell	59	1999

Biographical Information

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004 he served as President.

Mr. Morial has been President and CEO of the National Urban League, the largest historic civil rights organization in the United States, since 2003. From 1994 to 2002, he served as Mayor of the City of New Orleans. Mr. Morial also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board in March 2016.

Ms. Novogradac has been president of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace is a retired partner and managing director of Goldman, Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Mr. Richman has been a Consultant to Deloitte Tax, LLP since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax, LLP. Prior to 2001 he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships

From January 1, 2011 through the present, the following directors have held directorships with other public companies:

Mr. Messmer served as a director of HCP, Inc., and a member of its Compensation Committee and its Nominating and Corporate Governance Committee, from 1985 through April 2011. HCP, Inc. is a real estate investment trust that focuses on the health care industry.

Mr. Morial served on the board of directors of Corinthian Colleges, Inc., a for-profit post-secondary education company, from April 27, 2013 to August 2015.

Qualification to Serve As Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Mr. Berwick has substantial private investment and entrepreneurial experience. He has served as a director of the Company since 1981, during which time the Company has experienced substantial growth.

Mr. Messmer has been Chairman since 1988 and Chief Executive Officer since 1987, during which time he has directed and presided over the Company’s substantial growth. More details regarding Mr. Messmer and the Company’s growth during his tenure is contained below in the section titled “Board of Directors Leadership Structure.” He has been a director since 1982.

Mr. Morial has substantial leadership experience, having served as President and CEO of the National Urban League from 2003 through the present, following two terms as the Mayor of the City of New Orleans from 1994 to 2002. Mr. Morial was a member of the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until March 2016.

Ms. Novogradac has financial expertise derived from her experience as president of a real estate investment company, with a major public accounting firm and as controller of the Company.

Mr. Pace has substantial investment banking experience as a former senior member of Goldman, Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm, and Deloitte Tax, LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Waddell has more than 25 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

Executive Officers

The following table lists the name of each current executive officer of the Company, his age on the date of the Meeting, and his current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	70	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	59	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	60	President and Chief Operating Officer-Staffing Services
Robert W. Glass	57	Executive Vice President, Corporate Development
Michael C. Buckley	50	Executive Vice President, Chief Administrative Officer and Treasurer

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since 2007. He was Vice President from 2001 through 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In this proxy statement, the Company has disclosed information that may be forward-looking in nature, including the earnings per share, revenue and net income goals for 2016 discussed in the Compensation Discussion and Analysis section of this proxy statement. The goals for 2016 are targets set by the Compensation Committee for compensation purposes only. They are not a guarantee of future performance or intended to be the Company’s projections or guidance for 2016. To the extent they may be deemed “forward looking statements,” they are subject to risks and uncertainties associated with our business. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from these goals used for performance-based compensation, please refer to our SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Legal Proceedings” sections of our 2015 Annual Report on Form 10-K. The Company undertakes no obligation to update information in this proxy statement.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of March 31, 2016, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all executive officers and directors as a group. All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	11,805,258(a)	9.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,365,708(b)	6.4%
Andrew S. Berwick, Jr.	352,613(c)	0.3%
Harold M. Messmer, Jr.	1,304,754(d)	1.0%
Marc H. Morial	—(e)	0.0%
Barbara J. Novogradac	127,568(f)	0.1%
Robert J. Pace	68,646(g)	0.1%
Frederick A. Richman	42,146(h)	0.0%
M. Keith Waddell	1,384,418(i)	1.1%
Paul F. Gentzkow	645,514(j)	0.5%
Robert W. Glass	381,524(k)	0.3%
Michael C. Buckley	161,782(l)	0.1%
All executive officers and directors as a group (10 persons)	4,468,965	3.4%

(a)	Information is as of December 31, 2015, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, Inc., which identified itself as an investment adviser, sole voting power is held with respect to 244,094 shares, shared voting power is held with respect to 12,600 shares, sole dispositive power is held with respect to 11,547,273 shares, and shared dispositive power is held with respect to 257,985 shares.

(b)	Information is as of December 31, 2015, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 6,931,874 shares.

(c)	Includes 14,196 shares acquired pursuant to Company benefit plans, as to which shares Mr. Berwick has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(d)	Includes 428,738 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 45,167 shares as to which Mr. Messmer has voting and dispositive power but disclaims pecuniary interest, 500,000 shares held in trusts as to which Mr. Messmer has voting and dispositive power, and 330,849 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(e)	Mr. Morial joined the Board of Directors on March 23, 2016, and no securities are beneficially owned.

(f)	Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 14,196 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 14,196 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)	Includes 14,196 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(i)	Includes 342,701 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,041,717 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(j)	Includes 289,426 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 356,088 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(k)	Includes 74,396 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 307,128 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(l)	Includes 91,943 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 69,839 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we provide the following:

•	Executive Summary	page 7
•	Compensation Risk and Governance	page 10
•	2015 Financial Highlights & 2015 Compensation Highlights	page 11
•	Compensation Philosophy – Pay for Performance	page 14
•	Compensation Process	page 15

Executive Summary

Fiscal 2015 was a year of strong financial and strategic performance. Fiscal 2015 at a glance:

Performance and Compensation Highlights

In 2015, the Compensation Committee took the following steps to continue to align 2015 compensation with performance and shareholder interests:

•      The Company did not change base salaries for its executive officers in 2015. In fact, base salaries for the CEO and CFO have not changed during the last 18 years.

•      The Company set 2015 target cash bonus levels at the same amounts as 2014 target bonus levels. Cash bonuses were subject to two annual performance conditions—net income (80% weighting) and revenue (20% weighting). Target amounts for 2015 were set to achieve 16.5% annual growth in net income and 10.5% annual growth in revenue. Actual 2015 performance was achieved at 100.4% of target net income and 98.2% of target revenue. As a result, bonuses for 2015 were equal to 99.96% of 2015 target bonuses.

•      All equity awards issued to executive officers during 2015 were again 100% performance shares. Performance share grants were subject to three-year cliff vesting and two performance conditions—annual earnings per share (“EPS”) and a modifier based on three-year cumulative total shareholder return (“TSR”) relative to an industry GICS index.

Named Executive Officers (NEOs)

Harold M. Messmer, Jr.

Chairman of the Board and Chief Executive Officer

M. Keith Waddell

President and Chief Financial Officer

Paul F. Gentzkow

President and Chief Operating Officer, Staffing Services

Robert W. Glass

Executive Vice President, Corporate Development

Michael C. Buckley

Executive Vice President, Chief Administrative Officer

Strong 2015 Operating Performance

Revenue Growth: 8.5%

Net Income Growth: 17%

EPS Growth: 19%

Multi-Year Growth Continues

The fourth quarter of 2015 represents the 23rd consecutive quarter of double digit growth in net income and earnings per share.

Revenues Net Income Diluted Earnings per Share Return on Equity

Double-digit 3yr and 5yr Shareholder Returns

Total shareholder returns for the 3- and 5-year periods ending December 31, 2015 were double-digit percentages notwithstanding stock price declines in the fourth quarter of 2015 due to heightened global economic uncertainty.

Total Shareholder Returns (Compounded Annually)

Say On Pay – 98% Approval

Our shareholders were supportive of the structure and philosophy of our pay program and, as a result, we have made no material changes. Mr. Messmer’s total direct compensation for fiscal 2015 was over 94% performance-based and the year-over-year increase in his total direct compensation is consistent with our year-over-year increase in operational performance.

CEO Pay Total Direct Compensation (base salary, bonus and performance shares as set forth in the Supplemental Summary Compensation Table): Fiscal 2014: $8,292,876 Fiscal 2015: $8,904,570

Pay for Performance

In line with the Compensation Committee’s pay-for-performance philosophy, the compensation of the CEO, when expressed as a percentage of the Company’s total market capitalization, was 0.12% as compared with a median of 0.51% for the staffing industry, as illustrated in the adjacent graph.

Compensation as a Percentage of Market Capitalization

Performance Share TSR Modifier

Notwithstanding strong operating results for the 3 years ended 2015, the Company’s relative TSR ranking resulted in a partial forfeiture by the NEOs of the 2013 Performance Shares and related accrued but unpaid dividends.

3 year Cumulative TSR 64.58% TSR Ranking vs. GICS Group 47th percentile 2013 Performance Share Forfeiture 9%

*	2015 Staffing Firm Executive Compensation Analysis prepared by Equilar Inc., for Staffing Industry Analysts on 11/6/2015 for highest paid executive officers at 63 global staffing firms. (Compensation data for 2014 was used as it was the latest data available.)

Listening to Our Shareholders

The Company’s informed and accessible Compensation Committee is composed solely of independent directors that have established effective means for communicating with shareholders, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at the Company’s annual shareholders meeting.

The Compensation Committee is very interested in the ideas and concerns of our shareholders regarding executive compensation. An advisory vote regarding executive compensation was presented to shareholders for the fifth time at last year’s annual meeting of shareholders and approved by approximately 98% of shareholder votes, consistent with prior advisory votes by our shareholders regarding executive compensation.

Compensation Risk and Governance

The Company’s compensation program has the following features for alignment with best practices:

Hedging and Pledging Policy	The Company does not allow any pledging or hedging of Company stock by directors, officers, and employees.

Director Elections	The Company amended its By-laws to provide for a plurality standard in contested elections.

Maximum Award Amounts	The Compensation Committee establishes caps on maximum awards with appropriate balance between long-term and short-term objectives.

No Dividends on Unearned Shares

Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the shares vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. The Company has never restated its financial statements.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. No executive officer has ever been terminated under circumstances that required severance payments.

Share Ownership Policy

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, and 55,198, respectively. Each such officer owns significantly more shares than the minimum requirement.

The Board of Directors has also adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than three years from the commencement of such individual’s current tenure as director. Each director with more than three years tenure also owns significantly more shares than the minimum requirement.

No Excise Tax Gross-Up Payments	The Compensation Committee has established that no excise tax gross up payments shall be made to executive officers or outside directors in the event of a change in control.

No Perquisites	The Compensation Committee again provided no perquisites to the executive officers during 2015.

Based on the above governance features, the Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

2015 Financial Highlights

In the view of the Compensation Committee, management achieved excellent results in 2015, as noted below:

1.	During 2015 the Company’s revenues, net income and earnings per share grew by 8.5%, 17.0% and 19.3% respectively.

2.	The fourth quarter of 2015 marked the 23rd consecutive quarter of double-digit net income and EPS percentage growth on a year-over-year basis.

3.	The Company’s unlevered return on equity for 2015 was 36%.

4.	The Company had operating cash flow of $438 million in 2015, which helped to fund approximately $228 million in stock repurchases on the open market, $90 million for acquisitions and capital expenditures, $28 million for employee benefit plans and the payment of $108 million in dividends to stockholders. The cash dividend has been raised every year since it was initiated in 2004.

5.	The Company has returned $1.2 billion to stockholders during the past five years in the form of either dividends or stock repurchases.

6.	The Company ended the year with $225 million in cash and cash equivalents and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the Company deems appropriate.

7.

In March 2015, the Company ranked first in its industry on FORTUNE® magazine’s “World’s Most Admired Companies” list. Robert Half has appeared on the publication’s “Most Admired Companies” lists annually since 1998.

8.

In November 2015, Mr. Messmer was named one of FORTUNE® magazine’s “Businesspersons of the Year,” an annual list of 50 top CEOs based on the Company’s financial results in the most recent 12- and 36-month periods.

9.	In December 2015, Mr. Messmer was named in the Company’s applicable business sector to Institutional Investor magazine’s “All-America Executive Team,” which honors top-ranked Chief Executive Officers (as determined by buy-side institutional investors).

10.	The Company retained all key executives and field personnel during the year, which it believes is critical to its future success.

2015 Compensation Highlights

The ratio of the CEO’s performance-based compensation to total compensation for 2015 was 94%. In other words, only 6% of the CEO’s compensation was fixed and the remainder depended on Company performance. Compensation for the Company’s CEO for 2015 as compared with 2014 was as follows:

Base Salary	No Change
Cash Bonus	-6%
Value of Performance Shares – Closing Price on Day of Grant(a)	+18%
Company Increase in EPS over Prior Year	+19%

(a)	If the 2015 performance shares were valued using the Monte Carlo method, as described in the 2015 Summary Compensation Table appearing below, there would be a 17% increase in the value of the award over 2014.

The ratio of the CEO’s performance-based stock awards to total stock awards for 2015 was 100%. Therefore, none of the stock awards were absolute and all were dependent on the Company’s performance.

As discussed below and in the descriptions that appear under the “Grants of Plan-Based Awards” table, each 2015 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to modification depending on various metrics (2015 revenue and 2015 net income for the Annual Performance Bonus Plan and 2015 EPS and three-year TSR for the Stock Incentive Plan). The Compensation Committee adopted target goals that it believed were realistically possible to achieve but not easily achieved. The realistic nature of the targets is borne out by the fact that, with respect to the last ten years, the annual Target EPS set for compensation purposes was achieved six times and not achieved four times.

2015 Annual Performance Bonus Plan

The 2015 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and avoid any duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2015, each individual’s actual bonus was determined by weighting 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. However, no bonus can exceed the lesser of twice the target bonus or $9,000,000 and no bonus would be paid to any executive if actual net income for 2015 were less than zero. See the “2015 Grants of Plan-Based Awards” table on page 19 for a complete description of the plan.

For 2015, target bonus awards, target metrics and actual results, and actual bonus awards were as follows:

	2015 Target Goal	2015 Actual Results	Satisfaction of Performance Metrics (% of target)	2014 Actual Results
Revenue (20% weight)	$5.187 B	$5.095 B	98.2%	$4.7 B
Net Income (80% weight)	$356 M	$358 M	100.4%	$306 M

Cumulative			99.96%

For 2015, target bonus awards and actual awards were as follows:

	Target Bonus	Actual Bonus	Actual Bonus as Percentage of Target
Mr. Messmer	$3,121,607	$3,120,343
Mr. Waddell	$2,263,599	$2,262,682
Mr. Gentzkow	$2,037,239	$2,036,414	99.96%
Mr. Glass	$641,351	$641,091
Mr. Buckley	$735,000	$734,702

For 2015, the target metric for revenue of $5.187 billion was an increase of 10.5% over 2014 and for net income of $356 million was an increase of 16.5% over 2014. Target bonuses for 2015 were set by the Compensation Committee at the same levels as 2014 target bonuses without increase.

2015 Performance Shares

All equity awards issued to executive officers during 2015 were again 100% performance shares. When making its determination with respect to the 2015 grant of performance shares to each executive, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock, the performance of the Company in the prior year, the Target EPS and Target TSR performance metrics set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incents the team to produce consistently favorable results for stockholders.

The Compensation Committee determined the target value of the CEO’s 2015 performance share grant by first determining his target total direct compensation for 2015, which, the Compensation Committee determined should be 10% higher than his target total direct compensation for 2014. (The CEO’s total compensation for four consecutive years had been lower than 2010 levels and the Committee desired to recognize strong recent performance.) Because base salary, and target bonus amounts for 2015 are the same as 2014 target amounts the 10% increase in total target direct compensation is attributable to his performance shares. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

Each of the 2015 grants was 100% performance based: subject to (1) reduction based on earnings per share for 2015, (2) reduction or increase based on TSR for the three-year period from January 1, 2015, through December 31, 2017, and (3) time vesting on a three-year cliff basis.

Performance against the annual EPS goal can only result in either no change to the number of the shares able to be earned based on TSR performance or a reduction in the number of shares if the goal is not attained. For 2015, the target earnings per share established by the Compensation Committee and actual earnings per share are set forth below and because actual earnings per share exceeded target earnings per share no reduction was effected and all of the shares remain subject to the three-year TSR modifier and the three-year cliff vesting requirement. In setting the target, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items, including share repurchases that are to be funded exclusively with operating cash flow.

	2015 Target Goal	2015 Actual Result	Satisfaction of Performance Metric (% of target)
Earnings Per Share	$2.65 (117.3% of 2014)	$2.69	101.5%

TSR performance against the 50th percentile of an industry GICS index over the three-year performance period can modify the award up or down by 50%. Specifically, the TSR requirement provided for increase or decrease of the 2015 award by as much as 50% based on how the Company’s TSR for the period from January 1, 2015 through December 31, 2017 compares to an industry GICS index for the same period. If the Company’s TSR is below the 50th percentile, 3 1/3% of the award will be forfeited for each percentile, to a maximum decrease of 50% of the award at the 35th percentile or below. If the Company’s TSR is above the 50th percentile, the award will be increased by 3 1/3% for each percentile, to a maximum increase of 50% of the award at the 65th percentile or above. For example, if the Company’s relative TSR is at the 40th percentile, then 33.3% of the total shares shall be forfeited.

The time vesting requirement provides that the 2015 award vests in full on the third anniversary of the grant date on a cliff basis. Notwithstanding the foregoing, the time vesting requirement (but not the earnings per share requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2015 performance share award may be released to the recipient until such portion is no longer subject to any of the three requirements (earnings per share, TSR and time vesting).

The Compensation Committee and Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, believe that the 2015 awards under the Stock Incentive Plan and the

Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incenting them to continue to provide superior results to stockholders. It also believes that the relationship of total compensation among the named executive officers is appropriate for purposes of internal equity in light of their roles and responsibilities.

Realized 2013 Performance Shares

As described in the proxy statement for our 2013 annual meeting of shareholders, the equity awards issued to executive officers during 2013 were similar to the 2015 performance shares, with a TSR requirement which provided for an increase or decrease of the award based on how the Company’s TSR for the period from January 1, 2013 through December 31, 2015 compared to an industry peer group for the same period. The 2013 performance shares were also subject to a time vesting requirement which provided that the 2013 award would vest in full on the third anniversary of the grant date, or May 23, 2016. The 2013 performance shares (for which the three-year TSR performance cycle is complete) were earned resulting in the forfeiture of 9% of the target shares as follows based on the Company’s TSR during the performance period of 64.58%, which is at the 47th percentile of the peer group, subject to the executive officer’s continued service through the vest date:

	Target 2013 Performance Shares	Additional / Forfeited Shares	Total 2013 Performance Shares
Mr. Messmer	127,095	(11,439)	115,656
Mr. Waddell	102,057	(9,185)	92,872
Mr. Gentzkow	85,990	(7,739)	78,251
Mr. Glass	21,748	(1,957)	19,791
Mr. Buckley	26,992	(2,429)	24,563

Compensation Philosophy – Pay for Performance

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.

The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for over two decades: four of the executive officers (Messrs. Messmer, Waddell, Gentzkow and Glass ) have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $743 million of annual revenues in 2015. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2015, the Company’s revenues were approximately $5.1 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of goals the Compensation Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of goals set by the Compensation Committee. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s total direct compensation (base salary, bonus and performance shares) consists of performance-based restricted share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the stockholder-approved Annual Performance Bonus Plan. In 2015, over 94% of total CEO compensation was based on Company performance.

While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.

Compensation Process

Each component of compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this CD&A, the vast majority of executive compensation is highly contingent upon the Company’s results.

Independent Compensation Consultant

In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the aforementioned staffing industry study) as well as such factors as compensation as a percentage of total market value. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long-term experience with the Company. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant. FWC is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. In compliance with SEC and NYSE rules, the Committee annually reviews information related to FWC’s relationship with the Company, the members of the Compensation Committee and the Company’s executive officers. The Committee confirmed that FWC does not provide any other services to the Company or its management except with respect to the services provided on behalf of the Committee, and that FWC had no business or personal relationship with any member of the Committee or executive officer. The Committee also reviewed information on the fees paid to FWC (which represent less than 0.1% of FWC’s total consulting income during the same period) and FWC’s ownership of any Company securities. Considering this information, the Committee has determined that FWC is independent and that its work for the Committee during 2015 has not raised a conflict of interest. While the Compensation Committee receives input from the CEO and CFO and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated named executive officers (excluding the CFO) employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m).

The 2015 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan are intended to comply with the exception for performance-based compensation under Section 162(m). In order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of the Company’s compensation programs to just those that qualify for tax deductibility. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, the Company cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

Other Benefits

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not provide tax-qualified retirement arrangements for these executives. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table.

Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement, and the severance benefits do not include for any executive officer an excise tax gross-up payment. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

2015 Supplemental Summary Compensation Table Reflecting Restricted Stock Grants Valued at the Closing Price at Date of Grant

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2015) with performance share awards valued at the closing price on the date of grant. The rules and regulations of the Securities and Exchange Commission relating to the Summary Compensation Table, which appears as the first item in the “Compensation Tables” section, specify that performance-based restricted stock awards should be valued in accordance with formulas specified in Financial Accounting Standards Board Accounting Standards Certification Topic 718, which used the Monte Carlo Simulated Method for 2015. The Compensation Committee believes the valuation of performance share awards using the closing price on the date of grant is a more appropriate method of determining equity award values. No other variations exist between the following table and the Summary Compensation Table.

								Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)
				Stock Awards
Name and Principal Position	Year	Salary	Bonus	Number of Shares	Market Value on Grant Date(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)		All Other Compensation(d)	Total
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2015	$525,000	$0	86,472	$5,259,227	$0	$3,120,343	$0	$0	$8,904,570
	2014	$525,000	$0	106,069	$4,449,595	$0	$3,318,281	$0	$0	$8,292,876
	2013	$525,000	$0	127,095	$4,449,596	$0	$3,080,165	$0	$0	$8,054,761

M. Keith Waddell Vice Chairman, President and Chief Financial Officer	2015	$265,000	$0	68,779	$4,183,139	$0	$2,262,682	$0	$379,152	$7,089,973
	2014	$265,000	$0	85,173	$3,573,007	$0	$2,406,215	$63,888	$400,682	$6,708,792
	2013	$265,000	$0	102,057	$3,573,016	$0	$2,233,547	$66,746	$374,782	$6,513,091

Paul F. Gentzkow President and Chief Operating Officer- Staffing Services	2015	$265,000	$0	58,234	$3,541,792	$0	$2,036,414	$0	$345,212	$6,188,418
	2014	$265,000	$0	71,764	$3,010,500	$0	$2,165,593	$53,879	$364,589	$5,859,561
	2013	$265,000	$0	85,990	$3,010,510	$0	$2,010,193	$56,068	$341,279	$5,683,050

Robert W. Glass Executive Vice President, Corporate Development	2015	$245,000	$0	15,228	$926,167	$0	$641,091	$0	$132,914	$1,945,172
	2014	$245,000	$0	18,150	$761,393	$0	$681,759	$24,764	$139,014	$1,851,930
	2013	$245,000	$0	21,748	$761,397	$0	$632,836	$25,991	$131,675	$1,796,899

Michael C. Buckley Executive Vice President, Chief Administrative Officer and Treasurer	2015	$265,000	$0	18,736	$1,139,524	$0	$734,702	$0	$149,955	$2,289,181
	2014	$265,000	$0	22,527	$945,008	$0	$781,308	$11,311	$156,946	$2,159,573
	2013	$265,000	$0	26,992	$944,990	$0	$725,242	$11,096	$148,536	$2,094,864

(a)	All amounts in this column represent grant date value of the underlying stock at the date of grant computed by multiplying the number of shares granted by the closing price per share of the Company’s stock on the date of grant.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information. All executive officers waived this for 2015.

(d)	The amounts in this column for 2015 consist of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

COMPENSATION TABLES

2015 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2015) in accordance with Securities and Exchange Commission rules.

								Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)

				Stock Awards
Name and Principal Position	Year	Salary	Bonus	Number of Shares	Value(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)		All Other Compensation(d)	Total
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2015	$525,000	$0	86,472	$6,213,878	$0	$3,120,343	$0	$0	$9,859,221
	2014	$525,000	$0	106,069	$5,312,996	$0	$3,318,281	$0	$0	$9,156,277
	2013	$525,000	$0	127,095	$5,470,169	$0	$3,080,165	$0	$0	$9,075,334

M. Keith Waddell Vice Chairman, President and Chief Financial Officer	2015	$265,000	$0	68,779	$4,942,459	$0	$2,262,682	$0	$379,152	$7,849,293
	2014	$265,000	$0	85,173	$4,266,316	$0	$2,406,215	$63,888	$400,682	$7,402,101
	2013	$265,000	$0	102,057	$4,392,533	$0	$2,233,547	$66,746	$374,782	$7,332,608

Paul F. Gentzkow President and Chief Operating Officer- Staffing Services	2015	$265,000	$0	58,234	$4,184,695	$0	$2,036,414	$0	$345,212	$6,831,321
	2014	$265,000	$0	71,764	$3,594,659	$0	$2,165,593	$53,879	$364,589	$6,443,720
	2013	$265,000	$0	85,990	$3,701,010	$0	$2,010,193	$56,068	$341,279	$6,373,550

Robert W. Glass Executive Vice President, Corporate Development	2015	$245,000	$0	15,228	$1,094,284	$0	$641,091	$0	$132,914	$2,113,289
	2014	$245,000	$0	18,150	$909,134	$0	$681,759	$24,764	$139,014	$1,999,671
	2013	$245,000	$0	21,748	$936,034	$0	$632,836	$25,991	$131,675	$1,971,536

Michael C. Buckley Executive Vice President, Chief Administrative Officer and Treasurer	2015	$265,000	$0	18,736	$1,346,369	$0	$734,702	$0	$149,955	$2,496,026
	2014	$265,000	$0	22,527	$1,128,377	$0	$781,308	$11,311	$156,946	$2,342,942
	2013	$265,000	$0	26,992	$1,161,736	$0	$725,242	$11,096	$148,536	$2,311,610

(a)	All amounts in this column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For 2015, value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. Such valuation per share exceeded the grant date closing price per share by 18% ($ 71.86 vs. $60.82). Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR modifier performance condition described in the Compensation Discussion and Analysis.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information. All executives waived this for 2015.

(d)	The amounts in this column for 2015 consist of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(b)
		Threshold(a)	Target	Maximum(a)	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$0	$3,121,607	$6,243,214	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$0	$2,263,599	$4,527,198	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$0	$2,037,239	$4,074,478	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$0	$641,351	$1,282,702	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Michael C. Buckley	n/a	$0	$735,000	$1,470,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	3/30/15	n/a	n/a	n/a	0	86,472	129,708	0	0	n/a	$6,213,878
M. Keith Waddell	3/30/15	n/a	n/a	n/a	0	68,779	103,169	0	0	n/a	$4,942,459
Paul F. Gentzkow	3/30/15	n/a	n/a	n/a	0	58,234	87,351	0	0	n/a	$4,184,695
Robert W. Glass	3/30/15	n/a	n/a	n/a	0	15,228	22,842	0	0	n/a	$1,094,284
Michael C. Buckley	3/30/15	n/a	n/a	n/a	0	18,736	28,104	0	0	n/a	$1,346,369

(a)	Maximum payouts would result in the event of actual revenue of $10.372 billion and actual net income of $712 million and threshold payouts would result in the event of actual revenue of $0 and actual net income of $0. See below and on page 12 of the Compensation Discussion and Analysis for a description of the Annual Performance Bonus Plan.

(b)	For 2015, Fair Value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. Such valuation per share exceeded the grant date closing price per share by 18% ($71.86 vs. $60.82).

Description of the 2015 Cash Bonuses

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was originally approved by stockholders in 1994 and was most recently re-approved by stockholders in 2013. The target bonus amount is set by the Compensation Committee, which also adopts target performance metrics. For 2015, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and eliminate the duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2015, the target metric for revenue was $5.187 billion (an increase of 10.5% over 2014) and for net income was $356 million (an increase of 16.5% over 2014). Target bonuses for 2015 were set at the same amounts as 2014 target bonuses without increase. For 2015, each individual’s actual bonus was determined by weighting 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. (For example, if actual revenue had been 80% of target revenue and actual net income had been 90% of target net income, then each executive would have received 88% of his target bonus.) However, no bonus can exceed the lesser of twice the target bonus or $9,000,000 and no bonus would be paid to any executive if actual net income for 2015 were less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula. Bonuses are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. The measurement period for the grants appearing in the table was the 2015 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For 2015, the target revenue and net income were $5.187 billion and $356 million, respectively, and the actual revenue and net income were $5.1 billion and $357.8 million, respectively. As a result, actual bonuses for 2015 were equal to 99.96 % of target bonuses.

Description of the 2015 Performance Share Grants

Since 2004, stock awards to executive officers have consisted exclusively of performance share grants made pursuant to the Stock Incentive Plan, which plan was approved by the stockholders in 2005 and was most recently re-approved by stockholders in 2014.

Each of the 2015 grants was 100% performance based: subject to (1) reduction based on EPS for 2015, (2) reduction or increase based on TSR for the three-year period from January 1, 2015, through December 31, 2017, and (3) time vesting on a three-year cliff basis.

Performance against the annual EPS goal can only result in either no change to the number of the shares able to be earned based on TSR performance or a reduction in the number of shares if the goal is not attained. For 2015, the target EPS established by the Compensation Committee and actual EPS are set forth below and because actual EPS exceeded target EPS, so no reduction was effected. In setting the target, the Compensation Committee considers the Company’s annual strategic plan, consensus Wall Street estimates and other items, including share repurchases that are to be funded exclusively with operating cash flow.

	2015 Target Goal	2015 Actual Result	Satisfaction of First Performance Metric (% of target)
Earnings Per Share	$2.65 (117.3% of 2014)	$2.69	101.5%

TSR performance against the 50th percentile of an industry GICS index over the three-year performance period can modify the award up or down by 50%. Specifically, the TSR requirement provides for increase or decrease of the 2015 grants by as much as 50% based on how the Company’s TSR for the period from January 1, 2015, through December 31, 2017, compares to an industry peer group for the same period. If the Company’s TSR is below the 50th percentile, 3 1/3% of the award will be forfeited for each percentile, to a maximum decrease of 50% of the award at the 35th percentile or below. If the Company’s TSR is above the 50th percentile, the award will be increased by 3 1/3% for each percentile, to a maximum increase of 50% of the award at the 65th percentile or above. For example, if the Company’s relative TSR is at the 40th percentile, then 33.3% of the total shares shall be forfeited.

The time vesting requirement provides that the 2015 award vests 100% on the third anniversary of the grant date. Notwithstanding the foregoing, the time vesting requirement (but not the earnings per share requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2015 restricted share award may be released to the recipient until such portion is no longer subject to any of the three requirements (earnings per share, TSR and time vesting). However, even after shares constituting part of a restricted share award are released, they are still subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Performance share grants made do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Outstanding Equity Awards at Fiscal Year-End 2015

Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(b)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c)
Harold M. Messmer, Jr.	115,656	$5,452,024	192,541	(d)	$9,076,383
M. Keith Waddell	92,872	$4,377,986	153,952	(e)	$7,257,297
Paul F. Gentzkow	78,251	$3,688,752	129,998	(f)	$6,128,106
Robert W. Glass	19,791	$932,948	33,378	(g)	$1,573,439
Michael C. Buckley	24,563	$1,157,900	41,263	(h)	$1,945,138

(a)	Unvested performance share awards with respect to which, as of December 31, 2015, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made. These earned but unvested shares will vest on May 23, 2016.

(b)	Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2015.

(c)	The market value of unvested stock awards was calculated by valuing each share at $47.14, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2015.

(d)	Of such shares, 106,069 vest on 3/31/17 and 86,472 vest on March 30, 2018.

(e)	Of such shares, and 85,173 vest on 3/31/17 and 68,779 vest on March 30 2018.

(f)	Of such shares, 71,764 vest on 3/31/17 and 58,234 vest on March 30 2018.

(g)	Of such shares, 18,150 vest on 3/31/17 and 15,228 vest on March 30, 2018.

(h)	Of such shares, 22,527 vest on 3/31/17 and 18,736 vest on March 30, 2018.

Option Exercises and Stock Vested in 2015

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Harold M. Messmer, Jr.	—	—	151,785	$8,063,920
M. Keith Waddell	—	—	134,175	$7,218,859
Paul F. Gentzkow	—	—	113,490	$6,108,893
Robert W. Glass	—	—	29,151	$1,572,105
Michael C. Buckley	—	—	34,236	$1,833,586

(a)	There are no outstanding options.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Harold M. Messmer, Jr.	$0	$0	$2,338,544	$0	$80,674,022
M. Keith Waddell	$0	$379,152	$272,726	$0	$9,365,172
Paul F. Gentzkow	$0	$345,212	$230,836	$0	$7,951,010
Robert W. Glass	$0	$132,914	$105,203	$0	$3,599,255
Michael C. Buckley	$0	$149,955	$50,975	$0	$1,829,522

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual earnings per share for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2015, the quarterly interest rates were 3.81%, 4.41%, 4.28% and 4.37%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 2.61%, 2.97%, 3.13% and 3.10%, respectively. For 2015, (and for the previous eight years) Mr. Messmer requested, and the Compensation Committee agreed, that no amount be allocated to him under the plan for the year and that the interest amounts credited not exceed the amounts set forth in the preceding sentence. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during more than 29 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of his base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2015, this interest rate was 4.64% and the corresponding 120% long-term annual applicable federal rate was 3.13%. For 2015, these executive officers requested and the Compensation Committee agreed, that the interest amounts credited not exceed the applicable federal rate amounts set forth in the preceding sentence. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. In the event of a Change in Control (see Appendix A for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $ 1,475,538, $ 636,165, $ 683,206 and $ 914,761 were unvested as of December 31, 2015, for Messrs. Waddell, Gentzkow, Glass and Buckley, respectively. All vested amounts are paid following disability or termination of employment for any reason. Pursuant to the Senior Executive Retirement Plan and resolutions adopted by the Compensation Committee in 1995, in the event of a Change in Control (see Appendix A for a definition of this term), there shall be allocated to Mr. Waddell’s account an amount equal to the product of (a) the number of whole years remaining until Mr. Waddell attains age 62 (3 years as of December 31, 2015) and (b) the last annual allocation for Mr. Waddell made under the Senior Executive Retirement Plan. After such Change in Control allocation has been made, each subsequent annual allocation under the Senior Executive Retirement Plan for Mr. Waddell following the Change in Control and prior to his 62nd birthday shall be reduced by an amount equal to the last annual allocation made to Mr. Waddell prior to the Change in Control.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2019. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer has waived these benefits for 2015 and every year since 2007.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix A for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix A for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then effective term of the agreement and (ii) the then lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow and Glass. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years’ base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix A for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix A for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of his employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle him and his wife, at Company expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley. Each Agreement provides that the employee will be retained as a part-time employee for a four-year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid for the five full calendar years during the ten full calendar years preceding the Part-Time Employment Commencement Date that had the highest Yearly Cash Compensation, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Waddell, Gentzkow and Glass are currently eligible for retirement under this provision.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only grants that have been made under this plan to executive officers are restricted share grants. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of his death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2015.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested restricted share awards, (b) then-unvested restricted share awards would remain outstanding, subject to their existing vesting schedule, (c) allocation of additional amounts under the Senior Executive Retirement Plan, (d) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (e) payout of amounts allocated under the Senior Executive Retirement Plan, (f) a lump sum payment whose calculation is based on salary, (g) a lump sum payment whose calculation is based on bonus, (h) retention as a part-time employee (with payment of compensation) for a specified period, (i) continued participation in Company medical plans and payment of other medical expenses until death, or (j) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2015) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then current level of benefits and other items, (6) the individual’s age or years of service with the Company and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2015, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)
Restricted Shares Vesting or Remaining Outstanding	$14,528,407	a,b,c,e,f	$11,635,283	a,b,c,e,f	$9,816,858	a,b,c,e,f	$2,506,387	a,b,c,e,f	$3,103,038	b,e,f
Senior Executive Retirement Plan Vesting	n/a		$1,475,538	c,d,e,f	$636,165	c,d,e,f	$683,206	c,d,e,f	$914,761	d,e,f
Senior Executive Retirement Plan Change in Control Allocation	n/a		$1,137,456	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$2,093,225	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	n/a
Lump Sum Payment Based on Bonus	$12,451,496	c,e,f	$6,765,419	e,f	$4,072,828	e	$1,282,182	e	n/a
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,745,661	a,f	$954,506	a,f	$867,535	a,f	$322,256	a,f	n/a
Life Insurance and Miscellaneous Benefits	$28,390	c,e,f	$16,272	c,e,f	$16,123	c,e	$10,884	c,e	n/a
Post Termination Health Care Benefits	$302,621	a,b,c,e,f	$534,372	a,b,c,e,f	$508,864	a,b,c,e,f	$15,474	c,e	n/a

a	— Retirement in the Absence of a Prior Change in Control

b	— Termination by Reason of Death or Disability

c	— Termination without Cause in the Absence of a Prior Change in Control

d	— Change in Control with No Subsequent Termination

e	— Change in Control Followed by an Involuntary Termination without Cause

f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2015.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Michael C. Buckley
Alternative 1—Retirement in the Absence of a Prior Change in Control(a)	$16,576,689	$13,124,161	$11,193,257	$2,828,643	$0
Alternative 2—Termination by Reason of Death or Disability	$16,406,028	$12,169,155	$10,325,722	$2,506,387	$3,103,038
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$29,404,139	$14,453,815	$11,508,010	$3,705,951	$0
Alternative 4—Change in Control with No Subsequent Termination	$0	$2,612,994	$636,165	$683,206	$914,761
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$29,404,139	$22,356,690	$15,580,838	$4,988,133	$4,017,799
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$31,149,800	$23,311,196	$11,829,422	$3,511,849	$4,017,799

(a)	These numbers consist of $14,528,407, $11,635,283, $9,816,858, and $2,506,387 of restricted shares for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, that would remain outstanding subject to continued vesting requirements and $1,745,661, $954,506, $867,535, and $322,256 of consulting fees for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Waddell and Gentzkow and Glass do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.” These numbers also include $302,621, $534,372 and $508,864 of health benefits for Messrs. Messmer, Waddell and Gentzkow, respectively, which are not subject to forfeiture if they do not fulfill the terms of their Part-Time Agreements.

2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Andrew S. Berwick, Jr.	$71,500	$279,611	$0	$0	$0	$0	$351,111
Barbara J. Novogradac	$65,500	$279,611	$0	$0	$0	$0	$345,111
Robert J. Pace	$50,500	$279,611	$0	$0	$0	$0	$330,111
Frederick A. Richman	$71,500	$279,611	$0	$0	$0	$0	$351,111

(a)	Consists of restricted shares granted under a stockholder approved plan. All amounts under the “Stock Awards” column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. At December 31, 2015, each of the outside directors held 14,196 restricted shares.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 21, 2015, the date of the Company’s 2015 Annual Meeting of Stockholders, Messrs. Berwick, Pace and Richman and Ms. Novogradac each received a grant of 4,896 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $57.11 per share, so the grant date fair value of each award was $279,611. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Each of Messrs. Berwick and Richman is eligible for retirement under the foregoing provision.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2015, the Company provided services in the ordinary course of business to The Vanguard Group, Inc. and Wellington Management Group LLP, each of whom are greater than five percent stockholders of the Company, with billings totaling $1,219,000 and $574,000 respectively. The Nominating and Governance Committee ratified these transactions and approved the continuation of these services under similar terms for 2016.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the current directors and executive officers filed on a timely basis all forms required to be filed with respect to 2015 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Director Independence

The Board of Directors has determined that each of Messrs. Berwick, Morial, Pace and Richman and Ms. Novogradac has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers equal to six times base salary within five years of becoming an executive officer. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley are required to own are 184,643, 93,201, 93,201, 72,099 and 55,198, respectively.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab. Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than three years from the commencement of such individual’s current tenure as director.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

It should be noted that no executive officer has ever been terminated under circumstances that required severance payments.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

It should be noted that the Company has never restated its financial statements.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan. The plan is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. In 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the Company’s original operating entity, which had annual revenues of approximately $7 million. Mr. Messmer then became President and Chief Executive Officer of Robert Half Incorporated, in addition to serving as President of the Company. Following a reorganization of the Company’s subsidiaries in 1988, Mr. Messmer was elected Chairman and Chief Executive Officer of the Company, positions he has held continuously since 1988. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2015 were approximately $5.095 billion. The Company’s cumulative return to stockholders during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 2,917%, which is an average annual compound return of 13%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the

Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 18 countries on five continents. The Company and Mr. Messmer have received numerous accolades. In November 2015, Mr. Messmer was named one of FORTUNE® magazine’s “Businesspersons of the Year,” an annual list of 50 top CEOs based on the Company’s financial results in the most recent 12- and 36-month periods. The Company has had multiple appearances on FORTUNE® magazine’s “Most Admired Companies” lists (each year from 1998 through 2016). The Company was listed on the FTSE4Good Responsible Investment Index from 2008 through 2015 and was also selected for Ethisphere magazine’s “World’s Most Ethical Companies” list in 2013. In December 2015, Mr. Messmer was named for the second consecutive year in the Company’s applicable business sector to Institutional Investor magazine’s “All-America Executive Team,” which honors top-ranked Chief Executive Officers (as determined by buy-side institutional investors). Mr. Messmer was named Ernst & Young’s “Entrepreneur of the Year” in 2007, was selected by Morningstar, Inc. as 2003 “CEO of the Year” and was elected to the San Francisco Bay Area Council Business Hall of Fame in 2010. In 2011, Mr. Messmer received the Staffing Innovator Award from Staffing Industry Analysts, Inc. and was named by the San Francisco Business Times as the San Francisco Bay Area’s Most Admired CEO in the large public company category. In 2015, Robert Half subsidiary Protiviti was named to the 2015 FORTUNE® 100 Best Companies to Work For® list, which recognizes companies with exceptional workplace cultures and talent development. Robert Half staffing and Protiviti offices regularly appear on local “best workplaces” lists, including in the San Francisco Bay Area, where the Company is headquartered. In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it was appropriate to have him serve as both Chairman and Chief Executive Officer.

Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings and approving the retention of any consultants retained by the Board of Directors. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director. The statement is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Risk Oversight Role

The Board of Directors exercises its risk oversight function in a variety of ways, both directly and through its various committees.

The Board of Directors reviews and approves the Company’s annual strategic plan. At its meetings, it receives reports from the Chairmen of its committees. The Board also periodically receives presentations from the heads of the Company’s various operating departments. Compliance policies are reviewed and re-approved annually.

As prescribed in its charter, the Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Audit Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management department and discusses the report with the manager. The Audit Committee reviews and adopts the budget of the internal audit and risk management department and also reviews and approves, in advance, the scope and the staffing of the internal audit. Any complaints to the Company’s Corporate Compliance and Ethics Hotline are automatically routed to the Chairman of the Audit Committee in addition to the appropriate management personnel.

The Compensation Committee approves all executive compensation programs. It believes that the emphasis on time vesting equity compensation encourages executive officers to take a long-term view when making decisions. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.roberthalf.com, in the “Corporate Governance” section under the “About Us/Investor Center” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met five times during 2015. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof.

It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the then-serving directors attended the 2015 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, currently composed of Messrs. Berwick and Richman and Ms. Novogradac, met five times during 2015. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick, Pace and Richman, met five times during 2015. (Mr. Pace was elected to the Compensation Committee in February 2016.) The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Morial, Pace and Richman, met two times during 2015. (Mr. Morial was elected to the Nominating and Governance Committee in March 2016.) The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Pace and Richman, did not meet during 2015. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Such meetings are presided by the Lead Director, who currently is Frederick A. Richman.

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter. It is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary – Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as “independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data

(including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d), a description of the specific qualities/skills the nominee would contribute to the board, (e) an affirmation that the nominee meets the Nominating and Governance Committee’s stated criteria for board membership, (f) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or the Company’s customers, suppliers, competitors or management, on the other hand, including any arrangements or understandings pursuant to which the nominee has been submitted as a candidate, (g) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, together with an affirmation of good faith intent of the recommending stockholder to continue to hold the reported shares through the Company’s next annual stockholders’ meeting, (h) if not a record holder, a statement from the record holder (e.g., broker, bank) verifying the recommending stockholder’s holdings, or a current Schedule 13D/13G or Form 3/4/5 reflecting holdings, (i) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (j) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company; and (k) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines, but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Independence

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Frederick A. Richman and Barbara J. Novogradac, Chairman of the Audit Committee, each qualifies as an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of Securities and Exchange Commission Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015, contained in the Company’s Annual Report on Form 10-K (the “2015 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board regarding “Communication with Audit Committees.” The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2015 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Barbara J. Novogradac	Frederick A. Richman

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter. It is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “About Us/Investor Center” tab.

Independence

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in the New York Stock Exchange’s listing standards.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee. For further information, see “Compensation Discussion and Analysis,” above. The Compensation Committee has the authority to retain consultants to assist with its decisions. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the CFO present compensation and benefits proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are made by the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew S. Berwick, Jr.	Robert J. Pace	Frederick A. Richman

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or her delegee will forward such communication to the addressee unless she determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2015, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2014 and 2015 were as follows:

	2014	2015
Audit Fees	$1,808,262	$1,918,720
Audit-Related Fees	$41,517	$44,314
Tax Fees	$0	$0
All Other Fees	$0	$0

The 2014 and 2015 Audit-Related Fees were incurred in connection with attest services relating to reviews of financial information for four wholly owned subsidiaries. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2014 or 2015 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2016.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

In May 2015, approximately 98% of shareholder votes approved the Company’s 2014 executive compensation. Consistent with its pay for performance policy, for 2015 the Compensation Committee again set challenging performance goals for cash bonuses and performance shares and the results are set forth below.

The Compensation Committee set target bonuses for 2015 at the same levels as 2014 target bonuses. In addition, revenue and net income targets were set to emphasize achievement of both top line and bottom line growth. The revenue target of $5.187 billion was an increase of 10.5% over 2014 and the net income target of $356 million was an increase of 16.5% over 2014. Actual bonuses for 2015 were equal to 99.96% of target bonuses.

All equity awards issued to executive officers during 2015 were again 100% performance shares and were subject to three-year cliff vesting and two performance conditions—an annual EPS condition and a modifier based on a three-year cumulative TSR relative to an industry GICS index. Target EPS for 2015 was 2.65, an increase of 17% over 2014. Actual 2015 EPS was $2.69. The TSR modifier results for the 2015 performance shares will not be known until the end of 2017. The 2013 performance shares, which just completed their three-year performance period during 2015, will vest at 91% of target based on relative TSR performance at the 47th percentile.

The Compensation Committee believes that 2015 compensation is directly aligned with performance.

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than December 26, 2016.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 24, 2017 and March 26, 2017, inclusive, in order to be presented at the 2017 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, the information described under the heading “Submission to Nominating and Governance Committee of Suggested Nominees for Director,” (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters that will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 15, 2016

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

A-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, and Glass, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

A-2

ROBERT HALF INTERNATIONAL INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted on the Internet or telephone, must be received by 11:59 p. m. Eastern Time, on May 15, 2016.

Vote by Internet
“ Go to www.investorvote.com/RHI
“ Or scan the QR code with your smartphone
“ Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals -The Board of Directors recommends FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors.

Nominees:	01—Andrew S. Berwick, Jr.	02—Harold M. Messmer, Jr.		03—Mark H. Morial	04—Barbara J. Novogradac
	05—Robert J. Pace	06—Frederick A. Richman		07—Mr. Keith Waddell
Mark here to vote for all nominees	Mark here to WITHHOLD vote from all nominees		For All EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
	For	Against	Abstain
2. Ratification of Appointment of Auditor.				4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
3. Advisory vote to approve executive compensation.

Non-Voting Items

Change of Address – Please Print new address below Comments – Please print your comment below

Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.roberthalf.com/14afilings and http://www.roberthalf.com/annualreport

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, CA 94025

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 24, 2016 at the annual meeting of stockholders to be held on May 16, 2016 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)